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                                                                    EXHIBIT 12.1


                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                       Three
                                                       Months                             Year Ended December 31
                                                       Ended        ----------------------------------------------------------------
                                                      3/31/01         2000          1999          1998          1997          1996
                                                      -------         ----          ----          ----          ----          ----
                                                                                       (Millions, except for ratio)
Net income                                            $    113      $    411      $    434      $    418      $    417      $    328
                                                      --------      --------      --------      --------      --------      --------

Taxes based on income:
         Income taxes                                       54           172           211           260           288           225
         Municipal and state                                 1             3             3             3             4             3
                                                      --------      --------      --------      --------      --------      --------
                     Total taxes based on income            55           175           214           263           292           228
                                                      --------      --------      --------      --------      --------      --------

Fixed charges:
         Interest on long-term debt                         66           245           252           254           262           275
         Amortization of debt discount, premium
                     and expense                             2            10            17            11            11            12
         Other interest                                      3            22            19            13             9             4
         Interest factor of rents                            9            34            34            34            34            34
                                                      --------      --------      --------      --------      --------      --------
                     Total fixed charges                    80           311           322           312           316           325
                                                      ========      ========      ========      ========      ========      ========
Earnings before taxes based on income
         and fixed charges                            $    248      $    897      $    970      $    993      $  1,025      $    881
                                                      ========      ========      ========      ========      ========      ========
Ratio of earnings to fixed charges                        3.10          2.88          3.01          3.18          3.24          2.71
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